INITIAL CAPITAL AGREEMENT


                                                              September __, 2008


AlphaMark Investment Trust
225 Pictoria Drive
Suite 450
Cincinnati, Ohio 45246

Ladies and Gentlemen:

      The undersigned hereby subscribes for 5,000 Shares of Beneficial Interest, no par value, of AlphaMark Large Cap Growth Fund and 5,000 Shares of Beneficial Interest, no par value, of AlphaMark Small Cap Growth Fund, each a series of AlphaMark Investment Trust, an Ohio business trust, at $10.00 per share for an aggregate purchase price of $100,000. By signing below, payment in full is confirmed.

      The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.


                                                Very truly yours,
                                                AlphaMark Advisors, LLC


                                                By:  _________________________

                                                Its:  President


Confirmed and Accepted:

AlphaMark Investment Trust


By:  _____________________________

Its: President